Exhibit 15.1
Enstar Group Limited
3rd Floor, Windsor Place
18 Queen Street
Hamilton HM JX, Bermuda
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Enstar Group Limited and subsidiaries for the three-month and six-month periods ended June 30, 2011 and 2010, as indicated in our report dated August 5, 2011; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, is incorporated by reference in Registration Statement No. 333-149551, 333-148863, 333-148862 and 333-141793 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche Ltd.
Hamilton, Bermuda
August 5, 2011